Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2016 FINANCIAL RESULTS

Englewood, Colorado, May 9, 2016 - Liberty Media Corporation ("Liberty Media" or “Liberty”) (NASDAQ: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) today reported first quarter 2016 results.  Highlights include (1):

•	Completed Recapitalization (the “Recapitalization”) into three tracking stock groups on April 15th
•	Attributed to Liberty SiriusXM Group
•	SiriusXM reported strong first quarter 2016 results
•	Net subscriber growth of 8% to nearly 30.1 million
•	Revenue climbs 11% to $1.2 billion, a quarterly record
•	Net income rises 62% to $171 million
•	Adjusted EBITDA(2) grows 11% to $441 million
•	Liberty Media’s ownership of SiriusXM stood at 63.8% as of April 26th
•	Attributed to Liberty Media Group
•	Expect to receive approximately $48 million in pre-tax proceeds from Hallmark purchase of Crown Media
•	Attributed to Liberty Braves Group
•	Planned $200 million rights offering (the “Rights Offering”) for BATRK common stock expected to launch on May 19th
•	Ballpark and mixed-use development projects continue to be on-time and on-budget

“SiriusXM again posted strong results, setting a record for quarterly revenue and subscriber growth that resulted in an increase to its forecasted 2016 full-year net subscriber additions on its earnings call on April 28th,” stated Greg Maffei, President and CEO of Liberty Media.  “At Liberty, we completed the recapitalization into three tracking stocks groups on April 15th.  While the tracking stocks have experienced expected early volatility, we anticipate that the rationale for the recapitalization will play out over time.”

Subsequent Events

On April 15, 2016, Liberty Media completed the Recapitalization of Liberty’s common stock into three new tracking stock groups: (i) the Liberty SiriusXM Group, (ii) the Liberty Braves Group and (iii) the Liberty Media Group, and therefore, the Recapitalization had not been completed as of March 31, 2016. For purposes of presentation herein, the assets and liabilities of Liberty Media (excluding cash and liquid investments) have been allocated among the three tracking stocks as if the Recapitalization had occurred on January 1, 2015. This is intended to supplement and enhance the information included in our prior period financial statements but is not intended to provide a comprehensive view of what each tracking stock group's performance would have been had the Recapitalization actually occurred on such date.

In connection with the Recapitalization, Liberty Media entered into a Supplemental Indenture for its 1.375% Cash Convertible Notes due 2023.  The Notes will be convertible into cash based on the product of the conversion rate specified in the indenture and the basket of tracking stocks, at the applicable distribution ratios, into which each outstanding Series A share of Liberty Media Corporation was reclassified.  The Supplemental Indenture amends the conversion, adjustment and other provisions of the indenture to give effect to the Recapitalization.  The Supplemental Indenture has been filed as an exhibit to our Form 8-K dated April 19, 2016.

Liberty Media intends to offer subscription rights (the “Rights”) to acquire shares of Series C Liberty Braves common stock to raise capital to repay the Intergroup Note (as defined below) and for working capital purposes. The Rights will be distributed to holders of all series of Liberty Braves common stock and will enable such holders to acquire shares of Series C Liberty Braves common stock at a 20% discount to the volume weighted average trading price of the Series C Liberty Braves common stock for the 18-day trading period ending on (and including) May 11, 2016. Liberty expects that the distribution date will be 5:00 p.m. New York City time on May 18, 2016 and that the proposed Rights Offering will commence on May 19, 2016 (which is also the proposed ex-dividend date for the distribution of the Series C Liberty Braves Rights), and will remain open for 20 trading days, subject to extension. Further details regarding the Rights Offering will be included in an offering document under form S-3 to be filed with the SEC prior to the distribution of the Rights.

On May 2, 2016, Hallmark Cards, Inc. (“Hallmark”) announced that it had completed a previously announced merger with Crown Media Holdings, Inc. (“Crown”) and had taken the company private. Liberty Media held an approximately 3% ownership interest in Crown and expects to receive approximately $48 million in pre-tax proceeds in connection with the privatization, which will be attributed to the Liberty Media Group.

Operating Results

LIBERTY SIRIUSXM GROUP – Liberty SiriusXM Group's revenue increased 12% to $1.2 billion in the first quarter, adjusted OIBDA(2) increased 9% to $439 million and operating income increased 16% to $336 million. The increases in revenue, adjusted OIBDA and operating income were primarily attributable to an increase in the daily weighted average number of subscribers and increases in certain of SiriusXM’s self-pay subscription rates.

SiriusXM is a separate publicly traded company and additional information about SiriusXM can be obtained through its website and filings with the Securities and Exchange Commission. SiriusXM reported its stand-alone first quarter results on April 28, 2016.  For presentation purposes in this release, we include below the results of SiriusXM, as reported by SiriusXM, without regard to the purchase accounting adjustments applied by us for purposes of our financial statements.  Liberty Media believes the presentation of financial results as reported by SiriusXM is useful to investors as the comparability of those results is best understood in the context of SiriusXM's historical financial presentation.  For a reconciliation of revenue, adjusted OIBDA (as defined by Liberty Media) and operating income for SiriusXM's stand-alone operating results as reported by SiriusXM to those results as reported by Liberty Media, see Liberty Media's Form 10-Q for the quarter ended March 31, 2016.

Highlights of SiriusXM's earnings release included the following:

•	First quarter revenue climbed 11% to $1.2 billion, a quarterly record
•	Net income rose 62% to $171 million in the first quarter
•	First quarter Adjusted EBITDA(2) grew 11% to $441 million
•	Free cash flow(2) per diluted share of 6.4 cents in the first quarter, up 31%
•	SiriusXM increased guidance for 2016 net subscriber growth to 1.6 million

The businesses and assets attributed to Liberty SiriusXM Group consist primarily of Liberty Media’s interest in SiriusXM.

LIBERTY BRAVES GROUP - Liberty Braves Group's revenue decreased $1 million to $4 million in the first quarter, adjusted OIBDA(2) decreased $15 million to $(36) million and operating income decreased $17 million to $(43) million. The decrease in revenue was primarily due to a non-recurring disbursement of approximately $2 million received from MLB during the first quarter of 2015. The decreases in adjusted OIBDA and operating income were primarily due to an increase in operating expenses driven by the acceleration of approximately $11 million in player salary expense as a result of released and injured players during the first quarter.

The businesses and assets attributed to Liberty Braves Group consist primarily of Liberty Media’s subsidiary Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves baseball team and certain assets and liabilities associated with its ballpark and mixed-use development project.

LIBERTY MEDIA GROUP – Liberty Media Group's operating income increased $507 million to $488 million in the first quarter primarily due to proceeds from the Vivendi lawsuit settlement that are one-time in nature.

The businesses and assets attributed to Liberty Media Group consist of all of Liberty Media’s businesses and assets other than those attributed to Liberty SiriusXM Group and Liberty Braves Group, including its interest in Live Nation, minority equity investments in Time Warner and Viacom and an approximate 20% intergroup interest in the Liberty Braves Group.

Share Repurchases

Between the reclassification of the original Liberty Capital tracking stock on March 3, 2008 and July 23, 2014, Liberty Media repurchased shares of Series A common stock for aggregate cash consideration of $2.9 billion, representing 51% of shares outstanding(3). For the period covering the creation of the Liberty Media Series C common stock on July 24, 2014 through January 31, 2016, Liberty Media repurchased approximately 9.2 million shares of Series A and Series C common stock, collectively, at an average cost per share of $37.96 for total cash consideration of $350 million, representing 2.7% of shares outstanding(4).  There were no repurchases of Series A or Series C Liberty common stock from February 1, 2016 through April 30, 2016. The total remaining repurchase authorization for Liberty Media stock is approximately $1.3 billion and can be applied to repurchases of Series A and Series C shares of any of the Liberty Media Corporation tracking stocks.

FOOTNOTES

1)

Liberty Media's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty Media's earnings conference call which will begin at 11:30 a.m. (E.D.T.) on May 9, 2016.  For information regarding how to access the call, please see “Important Notice” later in this document.

2)

For definitions of adjusted OIBDA (as defined by Liberty Media), adjusted EBITDA (as defined by SiriusXM) and free cash flow (as defined by SiriusXM) and applicable reconciliations see the accompanying schedules.

3)	Based on shares outstanding at the time of the introduction of the original Liberty Capital stock.
4)	Based on shares outstanding as of October 31, 2014.

LIBERTY MEDIA FINANCIAL METRICS - QUARTER

	Three months ended
	March 31,
	2015	2016
	amounts in millions
Revenue
Liberty SiriusXM Group
SIRIUS XM	$1,076	$1,200
Total Liberty SiriusXM Group	1,076	1,200
Liberty Braves Group
Corporate and other	5	4
Total Liberty Braves Group	5	4
Liberty Media Group
Corporate and other	—	—
Total Liberty Media Group	—	—
Consolidated Liberty	$1,081	$1,204

Adjusted OIBDA
Liberty SiriusXM Group
SIRIUS XM	$404	$439
Total Liberty SiriusXM Group	404	439
Liberty Braves Group
Corporate and other	(21)	(36)
Total Liberty Braves Group	(21)	(36)
Liberty Media Group
Corporate and other(1)	(10)	(12)
Total Liberty Media Group	(10)	(12)
Consolidated Liberty	$373	$391

Operating Income (Loss)
Liberty SiriusXM Group
SIRIUS XM	$290	$336
Total Liberty SiriusXM Group	290	336
Liberty Braves Group
Corporate and other	(26)	(43)
Total Liberty Braves Group	(26)	(43)
Liberty Media Group
Corporate and other	(19)	488
Total Liberty Media Group	(19)	488
Consolidated Liberty	$245	$781

(1)	One-time legal settlements excluded from Adjusted OIBDA (including gain from Vivendi settlement).

NOTES

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2016 to the same period in 2015.

The following financial information with respect to Liberty Media's equity affiliates and available for sale securities is intended to supplement Liberty Media's condensed consolidated balance sheet and statement of operations to be included in its Form 10-Q for the period ended March 31, 2016.

Fair Value of Corporate Public Holdings

(amounts in millions)	12/31/2015		3/31/2016
Liberty SiriusXM Group	$	N/A	$	N/A
Liberty Braves Group		N/A		N/A
Liberty Media Group
Live Nation Debt and Equity(1)		$1,735		1,578
Other Public Holdings(2)		450		474
		$2,185		$2,052
Total Liberty Media		$2,185		$2,052

(1)

Represents the fair value of Liberty Media Group's debt and equity investments.  In accordance with GAAP, Liberty Media accounts for its investment in the equity of Live Nation using the equity method of accounting and includes it in its consolidated balance sheet at its historical carrying value of $764 million and $745 million as of December 31, 2015 and March 31, 2016, respectively.

(2)	Represents the carrying value of other public holdings which are accounted for at fair value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	12/31/2015	3/31/2016
Cash and Liquid Investments Attributable to:
Liberty SiriusXM Group(1)	$112	$102
Liberty Media Group(2)	91	517
Liberty Braves Group(3)	13	44
Total Liberty Consolidated Cash and Liquid Investments	$216	$663

Less:
Short-term marketable securities - Liberty Media Group	15	61
Total Liberty Consolidated Cash (GAAP)	$201	$602

Debt:
SiriusXM senior notes(4)	$5,150	$5,150
Margin loans	250	250
Other subsidiary debt(5)	353	618
Total Attributed Liberty SiriusXM Group Debt	$5,753	$6,018
Less: Unamortized discount, fair market value adjustment and deferred loan costs	(44)	(43)
Total Attributed Liberty SiriusXM Group Debt (GAAP)	$5,709	$5,975

Liberty 1.375% cash convertible notes due 2023(6)	1,000	1,000

Other corporate level debt	38	37
Total Attributed Liberty Media Group Debt	$1,038	$1,037
Less: Fair market value adjustment	(5)	(2)
Total Attributed Liberty Media Group Debt (GAAP)	$1,033	$1,035

Atlanta Braves debt(7)	147	115
Total Attributed Liberty Braves Group Debt	$147	$115
Less: Deferred loan costs	(8)	(7)
Total Attributed Liberty Braves Group Debt (GAAP)	$139	$108

Total Liberty Media Corporation Debt (GAAP)	$6,881	$7,118

(1)

Cash and liquid investments of $112 million and $102 million held at SiriusXM as of December 31, 2015 and March 31, 2016, respectively, and does not include the $50 million of corporate cash attributed as part of the Recapitalization on April 15, 2016.

(2)

Includes $15 million and $61 million of short-term marketable securities with an original maturity greater than 90 days as of December 31, 2015 and March 31, 2016, respectively. Cash balance as of March 31, 2016 is inclusive of $50 million of corporate cash that was attributed to each of Liberty SiriusXM Group and Liberty Braves Group as part of the Recapitalization on April 15, 2016.

(3)

Cash and liquid investments of $13 million and $44 million held at Braves Holdings as of December 31, 2015 and March 31, 2016, respectively, and does not include the $50 million of corporate cash attributed as part of the Recapitalization on April 15, 2016.

(4)	Outstanding principal amount of Senior Notes with no reduction for the net unamortized discount.
(5)	Includes SiriusXM capital leases and borrowings under the SiriusXM revolving credit facility.
(6)	Face amount of the cash convertible notes with no fair market value adjustment.
(7)	Includes Atlanta National League Baseball Club, LLC borrowings and Braves Stadium Company, LLC debt to fund the construction of the new ballpark in Cobb County, Georgia.

Total cash and liquid investments attributed to Liberty SiriusXM Group decreased $10 million during the quarter. Cash from operations and additional borrowings at SiriusXM were more than offset by shares repurchased by SiriusXM and capital expenditures. Cash and liquid investments attributed to Liberty SiriusXM Group as of March 31, 2016 and December 31, 2015 reflects the cash and liquid investments at SiriusXM as of such dates and does not include $50 million of corporate cash attributed as part of the tracking stock Recapitalization in April. Although SiriusXM is a consolidated subsidiary, it is a separate public company with a significant non-controlling interest, therefore Liberty Media does not have ready access to SiriusXM’s cash balance.

Total debt attributed to Liberty SiriusXM increased by $0.3 billion primarily as a result of borrowings in excess of repayments under SiriusXM’s revolving credit facility.

Total cash and liquid investments attributed to Liberty Braves Group increased $31 million during the quarter primarily as a result of borrowings under a note obligation from Liberty Braves Group to Liberty Media Group (the “Intergroup Note”), partially offset by debt repayments and capital expenditures related to the construction of the new ballpark and adjacent mixed-use development. As of March 31, 2016, approximately $456 million had been spent on the ballpark and mixed-use development, of which approximately $250 million of funding had been provided by Cobb County and related entities. Of the $206 million of Braves’ funding as of March 31, 2016, $76 million had been spent on the ballpark and $130 million on the mixed-use development (including $7 million of cost towards future development phases, including purchased land cost, not reflected in currently forecasted equity contribution towards mixed-use development). Cash and liquid investments attributed to Liberty Braves Group as of March 31, 2016 and December 31, 2015 reflects the cash and liquid investments at Braves Holdings as of such dates and does not include $50 million of corporate cash attributed as part of the tracking stock Recapitalization.

Total debt attributed to Liberty Braves Group decreased by $32 million primarily as a result of repayment under the Braves’ credit facilities. Total debt attributed to Liberty Braves Group excludes any amounts drawn on the Intergroup Note (see below).

Total cash and liquid investments attributed to Liberty Media Group increased $426 million during the quarter primarily as a result of pre-tax proceeds from the Vivendi lawsuit settlement, partially offset by Intergroup Note funds lent to Liberty Braves Group.  Cash and liquid investments attributed to Liberty Media Group as of March 31, 2016 and December 31, 2015 reflects all cash and liquid investments of Liberty Media Corporation less cash and liquid investments at SiriusXM and Braves Holdings as of such dates, and is inclusive of $50 million of corporate cash that was attributed to each of Liberty SiriusXM Group and Liberty Braves Group as part of the tracking stock Recapitalization on April 15, 2016.

Total debt attributed to Liberty Media Group was flat year over year.

Intergroup Allocations

Attributed to Liberty Braves Group is an Intergroup Note from Liberty Media Group with total borrowing capacity of up to $165 million to partially fund the equity contribution on the mixed-use development.  As of March 31, 2016 and December 31, 2015, Liberty Braves Group had drawn approximately $101 million and $31 million, respectively, on the Intergroup Note, which is included in the Intergroup payable (receivable) line item on the condensed consolidated attributed balance sheet. The Intergroup Note is expected to be repaid using proceeds from the Rights Offering. Any remaining proceeds from the Rights Offering will be attributed to the Liberty Braves Group.

The Intergroup tax payable for the Liberty SiriusXM Group presented below is indicative of the group’s income tax liability through March 31, 2016.  Per the tracking stock tax sharing policies, consolidated income taxes arising from the Liberty SiriusXM Group in periods prior to the Recapitalization will be allocated to the Liberty Media Group.  As such, the balance of the Intergroup tax payable (receivable) between the Liberty SiriusXM Group and the Liberty Media Group was adjusted to zero at the effective date of the Recapitalization.

	Attributed as of March 31, 2016
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Intergroup Note payable (receivable), including interest(1)	$-	$102	$(102)	$-
Intergroup tax payable (receivable)(2)	115	(13)	(102)	-
Total intergroup payable (receivable)	$115	$89	$(204)	$-

Following the creation of the tracking stocks, Liberty Media Group holds an approximate 20% intergroup interest in the Liberty Braves Group. Liberty Media Corporation shares outstanding as of April 30, 2016 do not include shares underlying Liberty Media Group’s approximate 20% intergroup interest in the Liberty Braves Group. As of April 30, 2016, approximately 8.4 million(3) notional shares are underlying this interest. Assuming issuance of such shares, the Liberty Braves Group outstanding share count as of April 30, 2016 would be 41.9 million(3).

(1)	Includes $101 million balance drawn on Intergroup Note and $1 million of interest payable as of March 31, 2016.
(2)

Intergroup tax payable at Liberty SiriusXM is indicative of the group’s income tax liability through March 31, 2016 and was reallocated to the Liberty Media Group at the effective date of the Recapitalization such that the balance of the Intergroup tax payable (receivable) between the Liberty SiriusXM Group and the Liberty Media Group was adjusted to zero.

(3)	Excluding impact of proposed Rights Offering.

Important Notice: Liberty Media Corporation (Nasdaq: LSXMA, LSXMB, LSXMK, LMCA, LMCK, BATRA, BATRK) President and CEO, Greg Maffei, will discuss Liberty Media's earnings release in a conference call which will begin at 11:30 a.m. (E.D.T.) on May 9, 2016.  The call can be accessed by dialing (844) 838-8043 or (678) 509-7480 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects, growth of SiriusXM's subscriber base, the future financial performance of SiriusXM, the continuation of our stock repurchase plan, the repurchase activity of SiriusXM, the construction of the new stadium for the Atlanta Braves and the associated mixed use development, fluctuations in the prices of the tracking stocks, the proposed rights offering and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, regulatory matters affecting our businesses, the competitive position of SiriusXM versus other radio and audio entertainment providers, the ability of SiriusXM to attract and retain subscribers, the dependence of SiriusXM upon the auto industry, general economic conditions, the failure of SiriusXM’s satellites, the interruption or failure of SiriusXM’s information and communication systems, the security of personal customer information, royalties SiriusXM pays for music rights (which increase over time), the unfavorable outcome of pending or future litigation, the failure to realize benefits of acquisitions, rapid technological and industry change, failure of third parties to perform, changes in consumer protection laws and their enforcement, continued access to capital on terms acceptable to Liberty Media, satisfaction of conditions to the distribution of Rights for the proposed rights offering and the ability of Liberty Media to realize the expected benefits of the Recapitalization and the proposed rights offering, changes in law and market conditions conducive to stock repurchases and the proposed rights offering.  These forward-looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this presentation.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The rights offering will be made only by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contact: Courtnee Chun (720) 875-5420

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2016 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Intergroup	Consolidated
	Group	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$102	44	456	—	602
Trade and other receivables, net	228	12	4	—	244
Short term marketable securities	—	—	61	—	61
Other current assets	232	20	7	(2)	257
Total current assets	562	76	528	(2)	1,164
Investments in available-for-sale securities and other cost investments	—	8	552	—	560
Investments in affiliates, accounted for using the equity method	168	52	900	—	1,120

Property and equipment, at cost	2,003	504	191	—	2,698
Accumulated depreciation	(615)	(45)	(88)	—	(748)
	1,388	459	103	—	1,950

Intangible assets not subject to amortization
Goodwill	14,165	180	—	—	14,345
FCC licenses	8,600	—	—	—	8,600
Other	930	143	—	—	1,073
	23,695	323	—	—	24,018
Intangible assets subject to amortization, net	1,013	67	—	—	1,080
Other assets, at cost, net of accumulated amortization	157	14	263	—	434
Total assets	$26,983	999	2,346	(2)	30,326

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$115	89	(204)	—	—
Accounts payable and accrued liabilities	696	46	21	—	763
Current portion of debt	256	—	—	—	256
Deferred revenue	1,797	83	—	—	1,880
Other current liabilities	3	—	65	(2)	66
Total current liabilities	2,867	218	(118)	(2)	2,965
Long-term debt	5,719	108	1,035	—	6,862
Deferred income tax liabilities	1,724	40	24	—	1,788
Other liabilities	272	297	57	—	626
Total liabilities	10,582	663	998	(2)	12,241
Equity / Attributed net assets	9,706	327	1,348	—	11,381
Noncontrolling interests in equity of subsidiaries	6,695	9	—	—	6,704
Total liabilities and equity	$26,983	999	2,346	(2)	30,326

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2016 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$1,009	—	—	1,009
Other revenue	191	4	—	195
Total revenue	1,200	4	—	1,204
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	252	—	—	252
Programming and content	85	—	—	85
Customer service and billing	97	—	—	97
Other	33	—	—	33
Subscriber acquisition costs	132	—	—	132
Other operating expenses	19	28	—	47
Selling, general and administrative	167	14	20	201
Legal settlement, net	—	—	(511)	(511)
Depreciation and amortization	79	5	3	87
	864	47	(488)	423
Operating income (loss)	336	(43)	488	781
Other income (expense):
Interest expense	(81)	—	(3)	(84)
Share of earnings (losses) of affiliates, net	7	2	(21)	(12)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(8)	(8)
Other, net	1	—	6	7
	(73)	2	(26)	(97)
Earnings (loss) from continuing operations before income taxes	263	(41)	462	684
Income tax (expense) benefit	(100)	16	(173)	(257)
Net earnings (loss)	163	(25)	289	427
Less net earnings (loss) attributable to the noncontrolling interests	62	—	—	62
Net earnings (loss) attributable to Liberty stockholders	$101	(25)	289	365

Programming and content	4	—	—	4
Customer service and billing	1	—	—	1
Other	1	—	—	1
Other operating expenses	3	—	—	3
Selling, general and administrative	15	2	8	25
Stock compensation expense	$24	2	8	34

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS
Three months ended March 31, 2015 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Revenue:
Subscriber revenue	$907	—	—	907
Other revenue	169	5	—	174
Total revenue	1,076	5	—	1,081
Operating costs and expenses, including stock-based compensation:
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	213	—	—	213
Programming and content	62	—	—	62
Customer service and billing	92	—	—	92
Other	31	—	—	31
Subscriber acquisition costs	122	—	—	122
Other operating expenses	17	13	—	30
Selling, general and administrative	172	13	17	202
Depreciation and amortization	77	5	2	84
	786	31	19	836
Operating income (loss)	290	(26)	(19)	245
Other income (expense):
Interest expense	(73)	—	(4)	(77)
Share of earnings (losses) of affiliates, net	(7)	2	(32)	(37)
Realized and unrealized gains (losses) on financial instruments, net	—	—	(28)	(28)
Other, net	—	—	2	2
	(80)	2	(62)	(140)
Earnings (loss) from continuing operations before income taxes	210	(24)	(81)	105
Income tax (expense) benefit	(125)	9	30	(86)
Net earnings (loss)	85	(15)	(51)	19
Less net earnings (loss) attributable to the noncontrolling interests	38	—	—	38
Net earnings (loss) attributable to Liberty stockholders	$47	(15)	(51)	(19)

Programming and content	4	—	—	4
Customer service and billing	1	—	—	1
Other	2	—	—	2
Other operating expenses	4	—	—	4
Selling, general and administrative	26	—	7	33
Stock compensation expense	$37	—	7	44

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2016 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$163	(25)	289	427
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	79	5	3	87
Stock-based compensation	24	2	8	34
Excess tax benefit from stock-based compensation	—	—	(73)	(73)
Share of (earnings) loss of affiliates, net	(7)	(2)	21	12
Realized and unrealized (gains) losses on financial instruments, net	—	—	8	8
Losses (gains) on dilution of investment in affiliate	—	—	2	2
Deferred income tax expense (benefit)	95	(9)	28	114
Intergroup tax allocation	(1)	(6)	7	—
Other charges (credits), net	6	1	(4)	3
Changes in operating assets and liabilities
Current and other assets	(13)	(12)	2	(23)
Payables and other liabilities	10	76	137	223
Net cash provided (used) by operating activities	356	30	428	814
Cash flows from investing activities:
Investments in and loans to cost and equity investees	—	(8)	(3)	(11)
Cash proceeds from sale of investments	—	—	2	2
Capital expended for property and equipment	(30)	(37)	—	(67)
Purchases of short term investments and other marketable securities	—	—	(99)	(99)
Sales of short term investments and other marketable securities	—	—	53	53
Other investing activities, net	(4)	—	1	(3)
Net cash provided (used) by investing activities	(34)	(45)	(46)	(125)
Cash flows from financing activities:
Borrowings of debt	330	5	—	335
Repayments of debt	(72)	(38)	(1)	(111)
Intergroup (payments) receipts	6	70	(76)	—
Shares repurchased by subsidiary	(594)	—	—	(594)
Excess tax benefit from stock-based compensation	—	—	73	73
Taxes paid in lieu of shares issued for stock-based compensation	(2)	—	(2)	(4)
Other financing activities, net	—	9	4	13
Net cash provided (used) by financing activities	(332)	46	(2)	(288)
Net increase (decrease) in cash and cash equivalents	(10)	31	380	401
Cash and cash equivalents at beginning of period	112	13	76	201
Cash and cash equivalents at end of period	$102	44	456	602

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2015 (unaudited)

	Attributed
	Liberty	Liberty	Liberty
	SiriusXM	Braves	Media	Consolidated
	Group	Group	Group	Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$85	(15)	(51)	19
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	77	5	2	84
Stock-based compensation	37	—	7	44
Excess tax benefit from stock-based compensation	(2)	—	(12)	(14)
Share of (earnings) loss of affiliates, net	7	(2)	32	37
Realized and unrealized (gains) losses on financial instruments, net	—	—	28	28
Losses (gains) on dilution of investment in affiliate	—	—	1	1
Deferred income tax expense (benefit)	120	(3)	(47)	70
Intergroup tax allocation	(1)	(5)	6	—
Intergroup tax (payments) receipts	—	1	(1)	—
Other charges (credits), net	5	1	—	6
Changes in operating assets and liabilities
Current and other assets	(22)	(1)	1	(22)
Payables and other liabilities	(4)	44	22	62
Net cash provided (used) by operating activities	302	25	(12)	315
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	113	113
Proceeds (payments) from settlement of financial instruments, net	—	—	(17)	(17)
Capital expended for property and equipment	(30)	(35)	1	(64)
Purchases of short term investments and other marketable securities	—	—	(10)	(10)
Sales of short term investments and other marketable securities	—	—	136	136
Other investing activities, net	(4)	—	(10)	(14)
Net cash provided (used) by investing activities	(34)	(35)	213	144
Cash flows from financing activities:
Borrowings of debt	1,265	10	—	1,275
Repayments of debt	(658)	—	—	(658)
Intergroup (payments) receipts	4	—	(4)	—
Repurchases of Liberty common stock	—	—	(58)	(58)
Shares repurchased by subsidiary	(535)	—	—	(535)
Taxes paid in lieu of shares issued for stock-based compensation	(13)	—	(3)	(16)
Excess tax benefit from stock-based compensation	3	—	11	14
Other financing activities, net	—	8	2	10
Net cash provided (used) by financing activities	66	18	(52)	32
Net increase (decrease) in cash and cash equivalents	334	8	149	491
Cash and cash equivalents at beginning of period	148	11	522	681
Cash and cash equivalents at end of period	$482	19	671	1,172

NON-GAAP FINANCIAL MEASURES

SCHEDULE 1

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for the Liberty SiriusXM Group, the Liberty Braves Group and the Liberty Media Group, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines adjusted OIBDA as revenue less operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization, restructuring and impairment charges and separately reported legal settlements that are included in the measurement of operating income pursuant to GAAP.

Liberty Media believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

The following table provides a reconciliation of adjusted OIBDA for Liberty Media to operating income calculated in accordance with GAAP for the three months ended March 31, 2015 and March 31, 2016, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q15	1Q16
Liberty SiriusXM Group
Revenue	$1,076	$1,200

Adjusted OIBDA	404	439
Depreciation and amortization	(77)	(79)
Stock compensation expense	(37)	(24)
Operating Income	$290	$336

Liberty Braves Group
Revenue	$5	$4

Adjusted OIBDA	(21)	(36)
Depreciation and amortization	(5)	(5)
Stock compensation expense	—	(2)
Operating Income	$(26)	$(43)

Liberty Media Group
Revenue	$—	$—

Adjusted OIBDA	(10)	(12)
Depreciation and amortization	(2)	(3)
Stock compensation expense	(7)	(8)
Legal settlement(1)	—	511
Operating Income	$(19)	$488

Liberty Media Corporation (Consolidated)
Revenue	$1,081	$1,204

Adjusted OIBDA	373	391
Depreciation and amortization	(84)	(87)
Stock compensation expense	(44)	(34)
Legal settlement(1)	—	511
Operating Income	$245	$781

(1)

During the first quarter of 2016, Liberty entered into a settlement with Vivendi which resulted in a $775 million payment. Following the payment of a contingency fee to Liberty’s legal counsel, as well as amounts payable to Liberty Global plc, an additional plaintiff in the action, Liberty recognized a net pre-tax gain on the legal settlement of approximately $511 million. This settlement resulted in a dismissal of all appeals and mutual releases of the parties.

SCHEDULE 2

This press release also includes a presentation of adjusted EBITDA, which is a non-GAAP financial measure used by SiriusXM, together with a reconciliation to SiriusXM's stand-alone net income, as determined under GAAP.  SiriusXM defines adjusted EBITDA as follows:  EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. SiriusXM adjusts EBITDA to exclude the impact of other income as well as certain other charges discussed below. This measure is one of the primary Non-GAAP financial measures on which SiriusXM (i) evaluates the performance of their on-going core operating results period over period, (ii) bases internal budgets and (iii) compensates management. As such, adjusted EBITDA is a Non-GAAP financial performance measure that excludes (if applicable):  (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) depreciation and amortization, (iii) share-based payment expense and (iv) other significant operating expense (income) that do not relate to the on-going performance of SiriusXM’s business.  The purchase price accounting adjustments include the elimination of deferred revenue associated with the investment in XM Canada, and elimination of the benefit of deferred credits on executory contracts, which are primarily attributable to third party arrangements with programming providers.  SiriusXM believes adjusted EBITDA is a useful measure of the underlying trend of their operating performance, which provides useful information about their business apart from the costs associated with their physical plant, capital structure and purchase price accounting. SiriusXM believes investors find this Non-GAAP financial measure useful when analyzing their results and comparing their operating performance to the performance of other communications, entertainment and media companies. SiriusXM believes investors use current and projected adjusted EBITDA to estimate current and prospective enterprise value and to make investment decisions. Because SiriusXM funds and builds-out their satellite radio system through the periodic raising and expenditure of large amounts of capital, SiriusXM’s results of operations reflect significant charges for depreciation expense. The exclusion of depreciation and amortization expense is useful given significant variation in depreciation and amortization expense that can result from the potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. SiriusXM believes the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of their business.

Adjusted EBITDA has certain limitations in that it does not take into account the impact to SiriusXM’s statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. SiriusXM endeavors to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate SiriusXM’s operating results after giving effect for these costs, should refer to net income as disclosed in their consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, SiriusXM’s calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to adjusted EBITDA is calculated as follows:

	Unaudited
	For the Three Months Ended
	March 31,
	2016	2015
($ in thousands)
Net income:	$171,339	$105,692
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813
Operating expenses	—	(836)
Share-based payment expense(1)	23,693	19,417
Depreciation and amortization	67,627	65,027
Interest expense	78,400	69,908
Other income	(10,848)	(723)
Income tax expense	109,343	138,929
Adjusted EBITDA	$441,367	$399,227

(1)	Allocation of share-based payment expense.

SCHEDULE 3

SiriusXM's free cash flow and free cash flow per diluted share are derived from cash flow provided by operating activities, net of additions to property and equipment, and restricted and other investment activity. The calculations for free cash flow and free cash flow per diluted share are as follows (in thousands).

	Unaudited
	For the Three Months Ended
	March 31,
	2016	2015
($ in thousands, except per share amounts)
Cash flow information
Net cash provided by operating activities	$362,186	$310,029
Net cash used in investing activities	$(33,969)	$(33,797)
Net cash (used in) provided by financing activities	$(338,103)	$58,087
Free cash flow
Net cash provided by operating activities	$362,186	$310,029
Additions to property and equipment	(30,171)	(29,831)
Purchases of restricted and other investments	(3,798)	(3,966)
Free cash flow	$328,217	$276,232

Diluted weighted average common shares outstanding	5,110,618	5,639,838
Free cash flow per diluted share	$0.06	$0.05